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                                 EXHIBIT 99.16


Tuesday June 29, 5:04 pm Eastern Time

Company Press Release

SOURCE: GAINSCO, INC.

GAINSCO EXPECTS SECOND QUARTER EARNINGS TO BE IN RANGE OF ANALYST ESTIMATES

FORT WORTH, Texas, June 29 /PRNewswire/ -- GAINSCO, INC. (NYSE: GNA) today announced that it expects earnings for the quarter ending June 30, 1999 will be in the range of current analyst estimates of $0.09 per common share, diluted. GAINSCO reported a loss in the 1998 second quarter.

Gross premiums written for the 1999 second quarter are expected to be over 50% higher than the same period in 1998, including the impact of the Lalande acquisition. Final second quarter results are expected to be released the last week of July 1999.

Although GAINSCO does not normally preannounce earnings expectations and does not intend to do so in the future, it is providing this information in light of a strategic capital alliance announced in a separate release today.

GAINSCO announced it had entered into agreements creating a strategic capital alliance with Goff Moore Strategic Partners, L.P. ("GMSP") of Fort Worth, Texas. Under terms of the agreements, GMSP will invest $31.6 million in GAINSCO in exchange for an approximately 23% ownership stake in the Company in the form of convertible preferred stock. GMSP's ownership can be increased to up to 35% through exercise of warrants tied to long-term stock price appreciation, as well as through additional open market purchases of stock. As part of the alliance, GMSP, under separate agreements, will manage GAINSCO's insurance and holding company investment portfolios, which will initially total approximately $240 million, including this investment.

"The second quarter is expected to be a solid period of performance for our Company," said Glenn W. Anderson,

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GAINSCO's President and Chief Executive Officer. "This past year we bolstered our balance sheet; repositioned the profit mix of our book of business; reinforced our risk management disciplines; reduced our cost base; and expanded our competitive capabilities, highlighted by the acquisition of the Lalande Group. We have been aggressively building on these initiatives in 1999 to enhance our returns to our shareholders. We are beginning to see the payoff.

"Additionally, we are very excited to announce our new alliance with GMSP. This announcement is a key step in our comprehensive, strategic review process in search of ways to best build shareholder value. Our new association with GMSP is intended to fuel more powerful investment and acquisition strategies to create this value for our shareholders," Anderson said.

GAINSCO, INC. is a property and casualty insurance holding company that underwrites specialty commercial automobile, auto garage, general liability and property through a general agency distribution network, as well as nonstandard private passenger automobile insurance through the Lalande Group.

Statements made in this release that are not strictly historical may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward- looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Important factors include, but are not limited to, (a) heightened competition, including price competition from existing competitors, from newly formed competitors and from the entry into GAINSCO's markets of standard insurance companies which historically have not competed in the Company's specialty markets, (b) overcapitalization of the insurance industry, (c) contraction of the markets for the Company's various lines of business, (d) development and performance of new specialty programs, (e) the ongoing level of claims and claims-related expenses, (f) adequacy of claim reserves, (g) the ability to complete value-adding acquisitions, (h) the ability of the Company to fully integrate newly acquired companies and their customers and managers into GAINSCO, (i) effects of Year 2000 problems encountered by the Company and those with whom it deals, and (j) general economic conditions, including fluctuations in interest rates. Please refer to the Company's SEC filings for further information.

SOURCE: GAINSCO, INC.